EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Winner Group Limited
Winner Industrial Park, Bulong Road
Longhua, Shenzhen
Guangdong
P.R. China

We hereby consent to the use in the Prospectus constituting a part of this Amendment No. 3 to the Registration Statement of Winner Medical Group Inc. (formerly known as Las Vegas Resorts Corporation) of our report dated November 29, 2005, which subsequently updated to December 20, 2005, relating to the consolidated financial statements of Winner Group Limited, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO McCabe Lo Limited BDO McCabe Lo Limited

Hong Kong, May 11, 2006